Exhibit 4.5

                        SECURITIES PURCHASE AGREEMENT

      AGREEMENT, dated as of July 24, 2003, between Dial-Thru International Corporation (the " Company") and GCA Strategic Investment Fund Limited ("Purchaser").

                               R E C I T A L S:

      WHEREAS, the Company desires to sell and issue to Purchaser, and Purchaser desires to purchase from the Company $550,000 principal amount of the 10% Promissory Note due December 23, 2003, (the "Note") in accordance with the terms and conditions as set forth in the form of Note attached hereto as Exhibit A;

      WHEREAS, in order to induce the Purchaser to enter into the transactions described in this Agreement, the Company desires to issue to the Purchaser a Warrant to purchase 100,000 shares of Common Stock upon the Closing (as defined herein) on the terms and conditions described in the form of the common stock purchase warrant attached hereto as Exhibit E (the "Warrant"); and

      WHEREAS, Purchaser will have certain registration rights with respect to such shares of Common Stock issuable upon exercise of the Warrant (the "Warrant Shares") following a Payment Default (as such term is defined in the Note) of the Note, in which case the Note will be exchanged for one of the Company's 6% Secured Convertible Debentures due November 8, 2004 (the "2004 Debentures") in the aggregate principal amount plus accrued and unpaid interest due thereon;

      NOW, THEREFORE, in consideration of the foregoing premises and the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                           ARTICLE 1.  DEFINITIONS

 ARTICLE 1.1 Definitions . The following terms, as used herein, have the following meanings:

     "Additional Shares of Common Stock" has the meaning set forth in
 Section 11.6.

     "Affiliate" means, with respect to any Person (the " Subject Person"),
 (i) any other Person (a " Controlling Person") that directly, or indirectly through one or more intermediaries, Controls the Subject Person or (ii) any other Person (other than the Subject Person or a Consolidated Subsidiary of the Subject Person) which is Controlled by or is under common Control with a Controlling Person.

     "Agreement" means this Securities Purchase Agreement, as amended, supplemented or otherwise modified from time to time in accordance with its terms.

     "Asset Sale" has the meaning set forth in Section 8.4.

     "Benefit Arrangement" means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by the Company.

     "Benefit Plans" has the meaning set forth in Section 4.9(b).

     "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to close.

     "Capital Reorganization" has the meaning set forth in Section 11.5.

     "Change in Control" means (i) after the date of this Agreement, any person or group of persons (within the meaning of Sections 13 and 14 of the Exchange Act and the rules and regulations of the Commission relating to such sections) other than Purchaser and other than pursuant to any Jenkins Conversion shall have acquired beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 promulgated by the Commission pursuant to the Exchange
 Act) of 33% or more of the outstanding shares of Common Stock without the prior written consent of Purchaser; (ii) any sale or other disposition (other than by reason of death or disability) to any Person of more than 75,000 shares of Common Stock by any executive officers and/or employee directors of the Company without the prior written consent of Purchaser;
 (iii) individuals constituting the Board of Directors of the Company on the date hereof (together with any new Directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of at least 50.1% of the Directors still in office who are either Directors as of the date hereof or whose election or nomination for election was previously so approved), cease for any reason to constitute at least two-thirds of the Board of Directors of the Company then in office.

     "Closing Bid Price" shall mean for any security as of any date, the lowest closing bid price as reported by Bloomberg, L.P. (" Bloomberg") on the principal securities exchange or trading market where such security is listed or traded or, if the foregoing does not apply, the lowest closing bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no lowest trading price is reported for such security by Bloomberg, then the average of the bid prices of any market makers for such securities as reported in the "Pink Sheets" by the National Quotation Bureau, Inc. If the lowest closing bid price cannot be calculated for such security on such date on any of the foregoing bases, the lowest closing bid price of such security on such date shall be the fair market value as mutually determined by Purchaser and the Company for which the calculation of the closing bid price requires, and in the absence of such mutual determination, as determined by the Board of Directors of the Company in good faith.

     "Closing Date" means the date on which all of the conditions set forth in Sections 6.1 and 6.2 shall have been satisfied and the Note is issued by the Company to Purchaser.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commission" means the Securities and Exchange Commission or any entity succeeding to all of its material functions.

     "Common Stock" means the common stock, $.001 par value per share, of the Company.

     "Company" means Dial-Thru International Corporation, a Delaware corporation, and its successors.

     "Company Corporate Documents" means the certificate of incorporation and bylaws of the Company.

     "Consolidated Subsidiary" means at any date with respect to any Person or Subsidiary or other entity, the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date.

     "Control" (including, with correlative meanings, the terms "Controlling," "Controlled by" and under "common Control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

     "Deadline" has the meaning set forth in Section 10.1.

     "Debt" of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments issued by such Person, (iii) all obligations of such Person as lessee which
 (y) are capitalized in accordance with GAAP or (z) arise pursuant to sale-leaseback transactions, (iv) all reimbursement obligations of such Person in respect of letters of credit or other similar instruments, (v) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person and (vi) all Debt of others Guaranteed by such Person.

     "Default" means any event or condition which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

     "Derivative Securities" has the meaning set forth in Section 8.6.

     "Discounted Equity Offerings" has the meaning set forth in Section 8.6.

     "Directors" means the individuals then serving on the Board of Directors or similar such management council of the Company.

     "Environmental Laws" means any and all federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment, including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the cleanup or other remediation thereof.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

     "ERISA Group" means the Company and each Subsidiary and all members of a controlled group of corporation and all trades or businesses (whether or not incorporated) under common control which, together with the Company or any Subsidiary, are treated as a single employer under the Code.

     "Event of Default" has the meaning set forth in Article XII hereof.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Financing" means a public or private financing consummated (meaning closing and funding) through the issuance of debt or equity securities (or securities convertible into or exchangeable for debt or equity securities) of the Company, other than Permitted Financings.

     "Fixed Price" has the meaning set forth in Section 11.1.

     "GAAP" has the meaning set forth in Section 1.2.

     "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing (whether by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain a minimum net worth, financial ratio or similar requirements, or otherwise) any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or (ii) entered into for the purpose of assuring in any other manner the holder of such Debt of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term Guarantee used as a verb has a corresponding meaning.

     "Intellectual Property" has the meaning set forth in Section 4.20.

     "Investment" means any investment in any Person, whether by means of share purchase, partnership interest, capital contribution, loan, time deposit or otherwise.

     "Jenkins Conversion" means the conversion at any time and from time to time by John Jenkins of all or any portion of one or more promissory notes issued on or after October 25, 2001 by the Company to Mr. Jenkins.

     "Lien" means any lien, mechanic's lien, materialmen's lien, lease, easement, charge, encumbrance, mortgage, conditional sale agreement, title retention agreement, agreement to sell or convey, option, claim, title imperfection, encroachment or other survey defect, pledge, restriction, security interest or other adverse claim, whether arising by contract or under law or otherwise (including, without limitation, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing).

     "Majority Holders" means (i) as of the Closing Date, Purchaser and
 (ii) at any time thereafter, the holders of more than 50% in aggregate principal amount of the Note.

     "Market Price" shall mean the Closing Bid Price of the Common Stock on the date immediately preceding the date on which a determination of Market Price is required to be made in accordance with any section of this Agreement or any other Transaction Agreement.

     "Material Plan" means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $500,000.

     "Maturity Date" shall mean the date of maturity of the Note.

     "Maximum Number of Shares" shall mean that percentage that the Company may issue without shareholder approval under the applicable rules of the National Market or the applicable OTC Bulletin Board or equivalent entity, of the then issued and outstanding shares of Common Stock of the Company as of the applicable date of determination, or such greater number of shares as the stockholders of the Company may have previously approved.

     "NASD" has the meaning set forth in Section 7.10.

     "Nasdaq Market" means the Nasdaq Stock Market's National Market System.

     "National Market" means the Nasdaq Market, the Nasdaq Small Cap Market, the New York Stock Exchange, Inc. or the American Stock Exchange, Inc.

     "Net Cash Proceeds" means, with respect to any transaction, the total amount of cash proceeds received by the Company or any Subsidiary less
 (i) reasonable underwriters' fees, brokerage commissions, reasonable professional fees and other customary out-of-pocket expenses payable in connection with such transaction, and (ii) in the case of dispositions of assets, (A) actual transfer taxes (but not income taxes) payable with respect to such dispositions, and (B) the amount of Debt, if any, secured by a Lien on the asset or assets disposed of and required to be, and actually repaid by the Company or any Subsidiary in connection therewith, and any trade payables specifically relating to such asset or assets sold by the Company or any Subsidiary that are not assumed by the purchaser of such asset or assets.

     "Note" means the Company's 10% Promissory Note substantially in the form set forth as Exhibit A hereto.

     "Notice of Exercise" means the form to be delivered by a holder of a Warrant upon exercise of all or a portion thereof to the Company substantially in the form of Exhibit A to the Warrant.

     "Officer's Certificate" shall mean a certificate executed by the president, chief executive officer or chief financial officer of the Company in the form of Exhibit D attached hereto.

     "OTC Bulletin Board" means the over-the-counter bulletin board operated by the NASD.

     "Out of Pocket Expense Fee" has the meaning set forth in Section 13.4.

     "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

     "Permits" means all domestic and foreign licenses, franchises, grants, authorizations, permits, easements, variances, exemptions, consents, certificates, orders and approvals necessary to own, lease and operate the properties of, and to carry on the business of the Company and the Subsidiaries.

     "Permitted Financings" has the meaning set forth in Section 10.5.

     "Person" means an individual, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock Company, government (or any agency or political subdivision thereof) or other entity of any kind.

     "Plan" means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under the Code and either (i) is maintained, or contributed to, by any member of the ERISA group for employees of any member of the ERISA group or
 (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA group for employees of the Person which was at such time a member of the ERISA Group.

     "Purchase Price" means the purchase price for the Securities set forth in Section 2.2 hereof.

     "Purchaser" means the entity listed on the signature page hereto and its successors and assigns, including holders from time to time of the Note.

     "Reserved Amount" has the meaning set forth in Section 7.10(a).

     "Sale Event" has the meaning set forth in Section 3.4.

     "SEC Reports" has the meaning set forth in Section 7.1(a).

     "Securities" means the Note and the Warrant.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Share Reorganization" has the meaning set forth in Section 11.2.

     "Solvency Certificate" shall mean a certificate executed by the chief financial officer or treasurer of the Company as to the solvency of the Company, the adequacy of its capital and its ability to pay its debts, all after giving effect to the issuance and sale of the Note and the completion of the offering (including without limitation the payment of any fees or expenses in connection therewith), which such Solvency Certificate shall be in the form of Exhibit C attached hereto.

     "Subsidiary" means, with respect to any Person, any corporation or other entity of which (x) a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions are at the time directly or indirectly owned by such Person or (y) the results of operations, the assets and the liabilities of which are consolidated with such Person under GAAP.

     "Subsidiary Corporate Documents" means the certificates of incorporation and bylaws of each Subsidiary.

     "Taxes" has the meaning set forth in Section 3.6.

     "Trading Day" shall mean any Business Day in which the OTC Bulletin Board, National Market or other automated quotation system or exchange on which the Common Stock is then traded is open for trading for at least four
 (4) hours.

     "Transaction Agreements" means this Agreement, the Note, the Warrant and the other agreements contemplated by this Agreement.

     "Transfer" means any disposition of Securities that would constitute a sale thereof under the Securities Act.

     "Unfunded Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all benefits under Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

     "Warrant" means the Common Stock Purchase Warrant substantially in the form set forth in Exhibit E hereto.

 ARTICLE 1.2 Accounting Terms and Determinations . Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with generally accepted accounting principles as in effect from time to time, applied on a consistent basis (except for changes concurred in by the Company's independent public accountants) (" GAAP") and Regulation S-X promulgated under the Securities Act ("Regulation S-X"). All references to "dollars," "Dollars" or "$" are to United States dollars unless otherwise indicated.


                 ARTICLE 2.  PURCHASE AND SALE OF SECURITIES

 ARTICLE 2.1  Purchase and Sale of Note .

           (a) Subject to the terms and conditions set forth herein, the Company agrees to issue and sell to Purchaser, and Purchaser agrees to purchase from the Company, the Note.

           (b) Purchaser shall acquire the Note on the Closing Date in an aggregate principal amount of Five Hundred and Fifty Thousand Dollars ($550,000.00).

           (c) In connection with the Purchaser's agreement to purchase the Note specified in this Article II, the Company shall issue and deliver the Warrant to the Purchaser on the Closing Date.

 ARTICLE 2.2 Purchase Price . The purchase price (the " Purchase Price") for the Note and the Warrant on the Closing Date shall be $550,000.00.

 ARTICLE 2.3   Closing and Mechanics of Payment .

           (a) The Purchase Price shall be paid on the Closing Date by wire transfer of immediately available funds less any fees owed by the Company to Purchaser or its affiliates.

           (b) The Note and Warrant issued on the Closing Date shall be dated the date thereof.

                      ARTICLE 3.  PAYMENT TERMS OF NOTE

 ARTICLE 3.1 Payment of Principal and Interest; Payment Mechanics . The Company will pay all amounts due on each Note by the method and at the address specified for such purpose by Purchaser in writing, without the presentation or surrender of the Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of the Note, the holder shall surrender the Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office. Prior to any sale or other disposition of the Note, the holder thereof will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender the Note to the Company in exchange for a new Note or Note. The Company will afford the benefits of this Section 3.1 to any direct or indirect transferee of the Note and that has made the same agreement relating to the Note as Purchaser has in this Section 3.1; provided that such transferee is an "accredited investor" as defined under Rule 501 of the Securities Act and has delivered to the Company such representation, warranties and covenants as may be reasonably requested thereby and such transfer has otherwise been made in compliance with applicable securities laws.

 ARTICLE 3.2 Payment of Interest . Interest shall accrue on the outstanding principal amount of the Note as of the date of issuance and shall be payable as specified therein.

 ARTICLE 3.3  Intentionally Omitted .

 ARTICLE 3.4 Mandatory Redemption . Upon (i) the occurrence of a Change in Control, (ii) a transfer of all or substantially all of the assets of the Company to any Person in a single transaction or series of related transactions, or (iii) a consolidation, merger or amalgamation of the Company with or into another Person in which the Company is not the surviving entity (other than a merger which is effected solely to change the jurisdiction of incorporation of the Company and results in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of Common Stock) (each of items (i), (ii) and
 (iii) being referred to as a " Sale Event"), then, in each case, the Company shall, upon request of the Majority Holders, redeem the Note and Warrant. The redemption price payable upon any such redemption shall be (x) for the Note, the outstanding principal amount, plus all accrued and unpaid interest and (y) for the Warrant, the Redemption Price in Section 14 of the Warrant, (each referred to herein as the "Formula Price").

 ARTICLE 3.5  Redemption Procedures .

           (a) Any permitted redemption of the Note and Warrant, as applicable pursuant to Section 3.4 above shall be deemed to be effective and consummated (for purposes of determining the Formula Price) on the date of consummation of the applicable Sale Event.

           (b) On the Maturity Date and on the effective date of a redemption of the Note and Warrant as specified in Section 3.5(a) above, the Company shall deliver by wire transfer of funds the redemption price to Purchaser of the Note and Warrant subject to redemption. Should Purchaser not receive payment of any amounts due on redemption of its Note and Warrant by reason of the Company's failure to make payment at the times prescribed above for any reason, the Company shall pay to the applicable holder on demand (x) interest on the sums not paid when due at an annual rate equal to 14%, until the applicable holder is paid in full and (y) all costs of collection, including, but not limited to, reasonable attorneys' fees and costs, whether or not suit or other formal proceedings are instituted.


                  ARTICLE 4.  REPRESENTATIONS AND WARRANTIES

     The Company represents and warrants to Purchaser, as of the Closing Date, the following:

 ARTICLE 4.1 Organization and Qualification . The Company and each Subsidiary is a corporation (or other legal entity) duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full power and authority to own, lease, use and operate its properties and to carry on its business as and where now owned, leased, used, operated and conducted. The Company is qualified to conduct business as a foreign corporation and is in good standing in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where such failure would not have a Material Adverse Effect. A " Material Adverse Effect" means any material adverse effect on the operations, results of operations, properties, assets or condition (financial or otherwise) of the Company or the Company and its Subsidiaries, taken as a whole, or on the transactions contemplated hereby or by the agreements or instruments to be entered into in connection herewith.

 ARTICLE 4.2  Authorization and Execution .

           (a) The Company has all requisite corporate power and authority to enter into and perform each Transaction Agreement and to consummate the transactions contemplated hereby and thereby and to issue the Securities in accordance with the terms hereof and thereof.

           (b) The execution, delivery and performance by the Company of each Transaction Agreement and the issuance by the Company of the Securities have been duly and validly authorized and no further consent or authorization of the Company, its Board of Directors or its shareholders is required.

           (c) This Agreement has been duly executed and delivered by the Company.

           (d) This Agreement constitutes, and upon execution and delivery thereof by the Company, each of the Transaction Agreements will constitute, a valid and binding agreement of the Company, in each case enforceable against the Company in accordance with its respective terms subject to (i) applicable bankruptcy, insolvency or similar laws affecting the enforceability of creditor's rights generally and (ii) equitable principles of general applicability.

 ARTICLE 4.3 Capitalization . As of the date hereof, the authorized, issued and outstanding capital stock of the Company is as set forth on
 Schedule 4.3 hereto and except as set forth on Schedule 4.3 no other shares of capital stock of the Company will be outstanding as of the Closing Date. All of such outstanding shares of capital stock are, or upon issuance will be, duly authorized, validly issued, fully paid and nonassessable. No shares of capital stock of the Company are subject to preemptive rights or similar rights of the stockholders of the Company or any liens or encumbrances imposed through the actions or failure to act of the Company. Other than as set forth on Schedule 4.3 hereto, as of the date hereof,
 (i) there are no outstanding options, warrants, scrip, rights to subscribe for, puts, calls, rights of first refusal, agreements, understandings, claims or other commitments or rights of any character whatsoever relating to, or securities or rights convertible into or exchangeable for any shares of capital stock of the Company or any of its Subsidiaries, or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its Subsidiaries, and (ii) there are no agreements or arrangements under which the Company or any of its Subsidiaries are obligated to register the sale of any of its or their securities under the Securities Act (except as set forth in that certain Registration Rights Agreement dated as of November 8, 2002 between the Company and Purchaser) and (iii) there are no anti-dilution or price adjustment provisions contained in any security issued by the Company (or in any agreement providing rights to security holders) that will be triggered by the issuance of the Note. The Company has made available to Purchaser true and correct copies of the Company's Corporate Documents, and the terms of all securities convertible into or exercisable for Common Stock and the material rights of the holders thereof in respect thereto.

 ARTICLE 4.4 Governmental Authorization . The execution and delivery by the Company of the Transaction Agreements does not and will not, the issuance and sale by the Company of the Securities does not and will not, and the consummation of the transactions contemplated hereby and by the other Transaction Agreements will not, require any action by or in respect of, or filing with, any governmental body, agency or governmental official except (a) such actions or filings that have been undertaken or made prior to the date hereof and that will be in full force and effect (or as to which all applicable waiting periods have expired) on and as of the date hereof or which are not required to be filed on or prior to the Closing Date, (b) such actions or filings that, if not obtained, would not result in a Material Adverse Effect, (c) the filing of a "Form D" as described in
 Section 7.13 below, (d) the filing of one or more registration statements covering the Securities and such registration statement being declared effective and (e) compliance with applicable state securities laws provisions.

 ARTICLE 4.5 Issuance of Warrant Shares . Upon exercise of the Warrant (assuming payment of the exercise price thereof), the Warrant Shares shall be duly and validly issued and outstanding, fully paid and nonassessable, free and clear of any Taxes, Liens and charges with respect to issuance and shall not be subject to preemptive rights or similar rights of any other stockholders of the Company. Assuming the representations and warranties of Purchaser herein are true and correct in all material respects, each of the Securities will have been issued in material compliance with all applicable U.S. federal and state securities laws.

 ARTICLE 4.6 No Conflicts . The execution and delivery by the Company of the Transaction Agreements to which it is a party did not and will not, the issuance and sale by the Company of the Securities did not and will not and the consummation of the transactions contemplated hereby and by the other Transaction Agreements will not, contravene or constitute a default under or violation of (i) any provision of applicable law or regulation,
 (ii) the Company Corporate Documents, (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Company or any Subsidiary or any of their respective assets, or result in the creation or imposition of any Lien on any asset of the Company or any Subsidiary. Except as set forth on Schedule 4.6, the Company and each Subsidiary is in compliance with and conforms to all statutes, laws, ordinances, rules, regulations, orders, restrictions and all other legal requirements of any domestic or foreign government or any instrumentality thereof having jurisdiction over the conduct of its businesses or the ownership of its properties, except where such failure would not have a Material Adverse Effect.

 ARTICLE 4.7 Financial Information . Since January 31, 2003, except as disclosed in Schedule 4.7, there has been (x) no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations or prospects, of the Company and its Subsidiaries and (y) no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations or prospects, of the Company and its subsidiaries except in the ordinary course of business; and no fact or condition exists or is contemplated or threatened which might cause such a change in the future. The unaudited consolidated balance sheets of the Company and its Subsidiaries for the periods ending January 31, 2003 and April 30, 2003, respectively, and the related unaudited consolidated statements of income, changes in stockholders' equity and changes in cash flows for the periods then ended, including the footnotes thereto, except as indicated therein,
 (i) complied in all material respects with applicable accounting requirements and (ii) have been prepared in accordance with GAAP consistently applied throughout the periods indicated, except that such financial statements do not contain notes and may be subject to normal audit adjustments and normal annual adjustments. Such financial statements fairly present in all material respects the financial condition of the Company and its Subsidiaries at the dates indicated and the consolidated results of their operations and cash flows for the periods then ended and, except as indicated therein, reflect all claims against and all Debts and liabilities of the Company and its Subsidiaries, fixed or contingent.

 ARTICLE 4.8 Litigation . Except as set forth on Schedule 4.8, there is no action, suit or proceeding pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could be reasonably expected to have a Material Adverse Effect or which challenges the validity of any of the Transaction Agreements.

 ARTICLE 4.9  Compliance with ERISA and other Benefit Plans .

      (a) Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (ii) failed to make any required contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could be reasonably expected to result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under
 Section 4007 of ERISA.

      (b) The benefit plans not covered under clause (a) above (including profit sharing, deferred compensation, stock option, employee stock purchase, bonus, retirement, health or insurance plans, collectively the" Benefit Plans") relating to the employees of the Company are duly registered where required by, and are in good standing in all material respects under, all applicable laws. All required employer and employee contributions and premiums under the Benefit Plans to the date hereof have been made, the respective fund or funds established under the Benefit Plans are funded in accordance with applicable laws, and no past service funding liabilities exist thereunder.

      (c) No Benefit Plans have any unfunded liabilities, either on a "going concern" or "winding up" basis and determined in accordance with all applicable laws and actuarial practices and using actuarial assumptions and methods that are reasonable in the circumstances. No event has occurred and no condition exists with respect to any Benefit Plans that has resulted or could reasonably be expected to result in any pension plan having its registration revoked or wound up (in whole or in part) or refused for the purposes of any applicable laws or being placed under the administration of any relevant pension benefits regulatory authority or being required to pay any taxes or penalties (in any material amounts) under any applicable laws.

 ARTICLE 4.10 Environmental Matters . The costs and liabilities associated with Environmental Laws (including the cost of compliance therewith) are unlikely to have a material adverse effect on the business, condition (financial or otherwise), operations, performance, properties or prospects of the Company or any Subsidiary. Each of the Company and the Subsidiaries conducts its businesses in compliance in all material respects with all applicable Environmental Laws.

 ARTICLE 4.11 Taxes . Except at set forth on Schedule 4.11, all United States federal, state, county, municipality, local or foreign income tax returns and all other material tax returns (including foreign tax returns) which are required to be filed by or on behalf of the Company and each Subsidiary have been filed and all material taxes due pursuant to such returns or pursuant to any assessment received by the Company and each Subsidiary have been paid except those being disputed in good faith and for which adequate reserves have been established. The charges, accruals and reserves on the books of the Company and each Subsidiary in respect of taxes and other governmental charges have been established in accordance with GAAP and Regulation S-X.

 ARTICLE 4.12  Investments, Joint Ventures .  Other than as set forth in
 Schedule 4.12, the Company has no Subsidiaries or other direct or indirect Investment in any Person, and the Company is not a party to any partnership, management, shareholders' or joint venture or similar agreement.

 ARTICLE 4.13 Not an Investment Company . Neither the Company nor any Subsidiary is an "Investment Company" within the meaning of Investment Company Act of 1940, as amended.

 ARTICLE 4.14 Full Disclosure . The information heretofore furnished by the Company to Purchaser for purposes of or in connection with this Agreement or any transaction contemplated hereby does not, and all such information hereafter furnished by the Company or any Subsidiary to Purchaser will not (in each case taken together and on the date as of which such information is furnished), contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they are made, not misleading.

 ARTICLE 4.15 No Solicitation; No Integration with Other Offerings . No form of general solicitation or general advertising (as such terms are defined by the Securities Act) was used by the Company or, to the best of its actual knowledge, any other Person acting on behalf of the Company, in connection with the offer and sale of the Securities. Except as set forth on Schedule 4.15, neither the Company, nor, to its knowledge, any Person acting on behalf of the Company, has, either directly or indirectly, sold or offered for sale to any Person (other than Purchaser) any of the Securities or, within the six months prior to the date hereof, any other similar security of the Company except as contemplated by this Agreement, and the Company represents that neither itself nor any Person authorized to act on its behalf (except that the Company makes no representation as to Purchaser and any of its Affiliates) will sell or offer for sale any such security to, or solicit any offers to buy any such security from, or otherwise approach or negotiate in respect thereof with, any Person or Persons so as thereby to cause the issuance or sale of any of the Securities to be in violation of any of the provisions of Section 5 of the Securities Act. To the best knowledge of the Company, the issuance of the Securities to Purchaser will not be integrated with any other issuance of the Company's securities (past, current or future) which requires stockholder approval under the rules of the OTC Bulletin Board.

 ARTICLE 4.16 Permits . (a) Each of the Company and its Subsidiaries has all material Permits; (b) all such Permits are in full force and effect, and each of the Company and its Subsidiaries has fulfilled and performed all material obligations with respect to such Permits; (c) to the knowledge of the Company, no event has occurred which allows, or after notice of lapse of time would allow, revocation or termination by the issuer thereof or which results in any other material impairment of the rights of the holder of any such Permit; and (d) the Company has no reason to believe that any governmental body or agency is considering limiting, suspending or revoking any such Permit.

 ARTICLE 4.17 Leases . Except as otherwise set forth in the Company's Consolidated balance sheet for the period ending April 30, 2003, neither the Company nor any Subsidiary is a party to any capital lease obligation with a value greater than $250,000 or to any operating lease with an aggregate annual rental greater than $250,000 during the life of such lease.

 ARTICLE 4.18 Absence of Any Undisclosed Liabilities . There are no liabilities of the Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability, other than
 (i) those liabilities provided for in the financial statements delivered pursuant to Section 4.7 and (ii) other undisclosed liabilities which, individually or in the aggregate, would not have a Material Adverse Effect.

 ARTICLE 4.19 Public Utility Holding Company . Neither the Company nor any Subsidiary is, or will be upon issuance and sale of the Securities and the use of the proceeds described herein, subject to regulation under the Public Utility Holding Company Act of 1935, as amended, the Federal Power Act, the Interstate Commerce Act or to any federal or state statute or regulation limiting its ability to issue and perform its obligations under any Transaction Agreement.

 ARTICLE 4.20 Intellectual Property Rights . Each of the Company and its Subsidiaries owns, or is licensed under, and has the rights to use, all material patents, trademarks, trade names, copyrights, technology, know-how and processes (collectively, " Intellectual Property") used in, or necessary for the conduct of its business; except as set forth on Schedule 4.20, no claims have been asserted by any Person to the use of any such Intellectual Property or challenging or questioning the validity or effectiveness of any license or agreement related thereto. To the best of Company's and its Subsidiaries' knowledge, there is no valid basis for any such claim and the use of such Intellectual Property by the Company and its Subsidiaries will not infringe upon the rights of any Person.

 ARTICLE 4.21  Insurance .  Except as set forth on Schedule 4.21, the
 Company and its Subsidiaries maintain, with financially sound and reputable insurance companies, insurance in at least such amounts and against such risks such that any uninsured loss would not have a Material Adverse Effect. All insurance coverages of the Company and its Subsidiaries are in full force and effect and there are no past due premiums in respect of any such insurance.

 ARTICLE 4.22 Title to Properties . Except as set forth on Schedule 4.22, the Company and its Subsidiaries have good and marketable title to all their respective properties free and clear of all Liens.

 ARTICLE 4.23 Internal Accounting Controls . The Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient, in the judgment of the Company's Board of Directors, to provide reasonable assurance that (i) transactions are executed in accordance with managements' general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

 ARTICLE 4.24 Foreign Practices . Neither the Company nor any of its Subsidiaries nor, to the Company's knowledge, any employee or agent of the Company or any Subsidiary has made any payments of funds of the Company or Subsidiary, or received or retained any funds, in each case in violation of any law, rule or regulation.


           ARTICLE 5.  REPRESENTATIONS AND WARRANTIES OF PURCHASER

 ARTICLE 5.1 Purchaser . Purchaser hereby represents and warrants to the Company that:

           (a) Purchaser is an "accredited investor" within the meaning of Rule 501(a) under the Securities Act and the Securities to be acquired by it pursuant to this Agreement are being acquired for its own account and, not with a view toward, or for sale in connection with, any distribution thereof except in compliance with applicable United States federal and state securities law;

           (b) the execution, delivery and performance of this Agreement and the purchase of the Securities pursuant thereto are within Purchaser's corporate or partnership powers, as applicable, and have been duly and validly authorized by all requisite corporate or partnership action; and no further consent or authorization by the Purchaser, or its partners is required;

           (c) this Agreement has been duly executed and delivered by Purchaser;

           (d) the execution and delivery by Purchaser of the Transaction Agreements to which it is a party does not, and the consummation of the transactions contemplated hereby and thereby will not, contravene or constitute a default under or violation of (i) any provision of applicable law or regulation, or (ii) any agreement, judgment, injunction, order, decree or other instrument binding upon Purchaser;

           (e) Purchaser understands that the Securities have not been registered under the Securities Act and may not be transferred or sold except as specified in this Agreement or the remaining Transaction Agreements;

           (f) this Agreement constitutes a valid and binding agreement of Purchaser enforceable in accordance with its terms, subject to (i) applicable bankruptcy, insolvency or similar laws affecting the enforceability of creditors rights generally and (ii) equitable principles of general applicability;

           (g) Purchaser has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Securities and Purchaser is capable of bearing the economic risks of such investment;

           (h) Purchaser is knowledgeable, sophisticated and experienced in business and financial matters; Purchaser fully understands the limitations on transfer described herein; Purchaser has been afforded access to information about the Company and the financial condition, results of operations, property, management and prospects of the Company sufficient to enable it to evaluate its investment in the Securities; Purchaser has been afforded the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Securities and the merits and the risks of investing in the Securities; and Purchaser has been afforded the opportunity to obtain such additional information which the Company possesses or can acquire that is necessary to verify the accuracy and completeness of the information given to Purchaser concerning the Company. The foregoing does not in any way relieve the Company of its representations and other undertakings hereunder, and shall not limit Purchaser's ability to rely thereon;

           (i) no part of the source of funds used by Purchaser to acquire the Securities constitutes assets allocated to any separate account maintained by Purchaser in which any employee benefit plan (or its related trust) has any interest;

           (j) Purchaser is not a U.S. Person as such term is defined in Rule 902 of the Securities Act and is not acquiring the Securities for the account or benefit of any such U.S. Person;

           (k) Purchaser agrees to resell such Securities in accordance with the provisions of Regulation S (Rule 901 through 905; and Preliminary Notes) of the Securities Act, pursuant to registration under the Securities Act, or pursuant to an available exemption; and agrees that the Company must refuse to register any transfer of the Securities not made in accordance with the foregoing requirements; and

           (l) Purchaser agrees not to engage in hedging transactions with regard to such Securities unless in compliance with the Securities Act.


          ARTICLE 6.  CONDITIONS PRECEDENT TO PURCHASE OF SECURITIES

 ARTICLE 6.1  Conditions Precedent to Purchaser's Obligations to Purchase
 . The obligation of Purchaser hereunder to purchase the Note at the Closing is subject to the satisfaction, on or before the Closing Date, of each of the following conditions, provided that these conditions are for Purchaser's sole benefit and may be waived by Purchaser at any time in its sole discretion:

           (a) The Company shall have duly executed this Agreement, the Note and the Warrant, and delivered the same to Purchaser;

           (b) The Company shall have delivered to Purchaser duly executed certificates representing the Note and Warrant in accordance with
      Section 2.3 hereof;

           (c)  The Company shall have delivered the Solvency Certificate;

           (d) The representations and warranties of the Company contained in each Transaction Agreement shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at such time (except for representations and warranties that speak as of a specified date) and the Company shall have performed, satisfied and complied with all covenants, agreements and conditions required by such Transaction Agreements to be performed, satisfied or complied with by it at or prior to the Closing Date. Purchaser shall have received an Officer's Certificate executed by the chief executive officer of the Company, dated as of the Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by Purchaser, including but not limited to certificates with respect to the Company Corporate Documents, resolutions relating to the transactions contemplated hereby and the incumbencies of certain officers and directors of the Company. The form of such certificate is attached hereto as Exhibit D;

           (e) Except as set forth in Section 4.4 of this Agreement, the Company shall have received all governmental, Board of Directors, shareholders and third party consents and approvals necessary or desirable in connection with the issuance and sale of the Securities and the consummation of the transactions contemplated by the Transaction Agreements;

           (f) All applicable waiting periods in respect to the issuance and sale of the Securities shall have expired without any action having been taken by any competent authority that could restrain, prevent or impose any materially adverse conditions thereon or that could seek or threaten any of the foregoing;

           (g) No law or regulation shall have been imposed or enacted that, in the judgment of Purchaser, could adversely affect the transactions set forth herein or in the other Transaction Agreements, and no law or regulation shall have been proposed that in the reasonable judgment of Purchaser could reasonably have any such effect;

           (h) Purchaser shall have received an opinion, dated the Closing Date, of counsel to the Company, in form and substance reasonably satisfactory to Purchaser;

           (i) All fees and expenses due and payable by the Company prior to the Closing Date shall have been paid; provided that, all fees and expenses due and payable on the Closing Date to Purchaser shall be subtracted from the payment of the Purchase Price;

           (j) The Company Corporate Documents and the Subsidiary Corporate Documents, if any, shall be in full force and effect and no term or condition thereof shall have been amended, waived or otherwise modified without the prior written consent of Purchaser;

           (k) There shall have occurred no material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Company or any Subsidiary (other than with respect to the Company's German subsidiary) since January 31, 2003;

           (l) There shall exist no action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality that challenges the validity of or purports to affect this Agreement or any other Transaction Agreement, or other transaction contemplated hereby or thereby or that could reasonably be expected to have a Material Adverse Effect, or any material adverse effect on the enforceability of the Transaction Agreements or the Securities or the rights of the holders of the Securities or Purchaser hereunder;

           (m) There shall not have occurred any disruption or adverse change in the financial or capital markets generally, or in the market for the Common Stock (including but not limited to any suspension or delisting), which Purchaser reasonably deems material in connection with the purchase of the Securities;

           (n) Immediately before and on the Closing Date, no Default or Event of Default shall have occurred and be continuing;

           (o) Purchaser shall have received all other opinions, resolutions, certificates, instruments, agreements or other documents as they shall reasonably request; and

           (p)  Company shall have delivered to Purchaser the Use of Proceeds
      Schedule 7.8.

 ARTICLE 6.2 Conditions to the Company's Obligations . The obligations of the Company to issue and sell the Securities to Purchaser pursuant to this Agreement are subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

           (a) The representations and warranties of Purchaser contained herein shall be true and correct in all material respects on the Closing Date and Purchaser shall have performed and complied in all material respects with all agreements required by this Agreement to be performed or complied with by Purchaser at or prior to the Closing Date;

           (b) The issue and sale of the Securities by the Company shall not be prohibited by any applicable law, court order or governmental regulation;

           (c) Receipt by the Company of duly executed counterparts of this Agreement signed by Purchaser;

           (d) The Company shall have received payment of Purchase Price, less the Put of Pocket Expense Fee.


                      ARTICLE 7.  AFFIRMATIVE COVENANTS

     The Company hereby agrees that, from and after the date hereof for so long as the Note remains outstanding and for the benefit of Purchaser:

 ARTICLE 7.1 Information . The Company will deliver to each holder of the Note:

           (a) promptly upon the filing thereof, copies of (i) all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent), and (ii) all reports of Forms 10-K, 10-Q and 8-K (or other equivalents) which the Company or any Subsidiary files with the Commission following the date of this Agreement (collectively, "SEC Reports");

           (b) simultaneously with the delivery of each item referred to in clause (a) above, a certificate from the chief financial officer of the Company stating that no Default or Event of Default has occurred and is continuing, or, if as of the date of such delivery a Default shall have occurred and be continuing, a certificate from the Company setting forth the details of such Default or Event of Default and the action which the Company is taking or proposes to take with respect thereto;

           (c) within two (2) days after any officer of the Company obtains knowledge of a Default or Event of Default, or that any Person has given any notice or taken any action with respect to a claimed Default hereunder, a certificate of the chief financial officer of the Company setting forth the details thereof and the action which the Company is taking or proposed to take with respect thereto;

           (d) promptly upon the mailing thereof to the shareholders of the Company generally, copies of all financial statements, reports and proxy statements so mailed and any other document generally distributed to shareholders;

           (e) at least two (2) Business Days prior to the consummation of any Financing or other event requiring a repayment of the Note under
      Section 3.4, notice thereof together with a summary of all material terms thereof and copies of all documents and instruments associated therewith; and

           (f) promptly following the commencement thereof, notice and a description in reasonable detail of any litigation or proceeding to which the Company or any Subsidiary is a party in which the amount involved is $250,000 or more and not covered by insurance or in which injunctive or similar relief is sought.

 ARTICLE 7.2 Payment of Obligations . The Company will, and except as set forth on Schedule 7.2, will cause each Subsidiary to, pay and discharge, at or before maturity, all their respective material obligations, including, without limitation, tax liabilities, except where the same may be contested in good faith by appropriate proceedings and will maintain, in accordance with GAAP, appropriate reserves for the accrual of any of the same.

 ARTICLE 7.3 Maintenance of Property; Insurance . The Company will, and will cause each Subsidiary to, keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted. In addition, the Company and each Subsidiary will maintain insurance in at least such amounts and against such risks as it has insured against as of the Closing Date.

 ARTICLE 7.4 Maintenance of Existence . The Company will, and except as set forth on Schedule 7.4, the will cause each Subsidiary to, continue to engage in business of the same general type as now conducted by the Company and such Subsidiaries, and will preserve, renew and keep in full force and effect its respective corporate existence and their respective material rights, privileges and franchises necessary or desirable in the normal conduct of business.

 ARTICLE 7.5 Compliance with Laws . The Company will, and will cause each Subsidiary to, comply, in all material respects, with all federal, state, municipal, local or foreign applicable laws, ordinances, rules, regulations, municipal by-laws, codes and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) except (i) where compliance therewith is contested in good faith by appropriate proceedings or (ii) where non-compliance therewith could not reasonably be expected, in the aggregate, to have a material adverse effect on the business, condition (financial or otherwise), operations, performance, properties or prospects of the Company or such Subsidiary.

 ARTICLE 7.6 Inspection of Property, Books and Records . The Company will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to their respective businesses and activities; and will permit, during normal business hours, Purchaser or its designated representative to visit and inspect any of their respective properties, upon reasonable prior notice, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective executive officers and independent public accountants (and by this provision the Company authorizes its independent public accountants to disclose and discuss with Purchaser the affairs, finances and accounts of the Company and its Subsidiaries in the presence of a representative of the Company; provided, however, that such discussions will not result in any unreasonable expense to the Company, without Company consent), all at such reasonable times.

 ARTICLE 7.7 Investment Company Act . The Company will not be or become an open-end investment trust, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act of 1940, as amended.

 ARTICLE 7.8 Use of Proceeds . The proceeds from the issuance and sale of the Note by the Company shall be used in accordance with Schedule 7.8 attached hereto. None of the proceeds from the issuance and sale of the Note by the Company pursuant to this Agreement will be used directly or indirectly for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any "margin stock" within the meaning of Regulation G of the Board of Governors of the Federal Reserve System.

 ARTICLE 7.9 Compliance with Terms and Conditions of Material Contracts. The Company will, and except as set forth on Schedule 7.9, will cause each Subsidiary to, comply, in all respects, with all terms and conditions of all material contracts to which it is subject.

 ARTICLE 7.10  Reserved Shares and Listings .

      (a) The Company shall at all times have authorized, and reserved for the purpose of issuance, a sufficient number of shares of Common Stock to provide for the full exercise of the Warrant (the "Reserved Amount"). The Company shall not reduce the Reserved Amount without the prior written consent of Purchaser. If at any time the number of shares of Common Stock authorized and reserved for issuance is below the Reserved Amount, the Company will promptly take all corporate action necessary to authorize and reserve a sufficient number of shares.

      (b) The Company will maintain the listing and trading of its Common Stock on the OTC Bulletin Board. The Company will comply in all material respects with the Company's reporting, filing and other obligations under the bylaws or rules of the National Association of Securities Dealers, Inc. (the "NASD") and such exchanges, as applicable. The Company shall promptly provide to Purchaser copies of any notices it receives regarding the continued eligibility of the Common Stock for listing on the OTC Bulletin Board.

 ARTICLE 7.11 Transfer Agent Instructions . Upon receipt of Notice of Exercise, the Company shall immediately direct the Company's transfer agent to issue certificates, registered in the name of Purchaser or its nominee, for the Warrant Shares, in such amounts as specified from time to time by Purchaser to the Company upon proper exercise of the Warrant. Upon exercise of the Warrant in accordance with its terms, the Company will, and will use its best lawful efforts to cause its transfer agent to, issue one or more certificates representing shares of Common Stock in such name or names and in such denominations specified by a Purchaser in a Notice of Exercise. The Company further warrants and agrees that no instructions other than these instructions have been or will be given to its transfer agent. Nothing in this Section 7.11 shall affect in any way a Purchaser's obligation to comply with all securities laws applicable to Purchaser upon resale of such shares of Common Stock, including any prospectus delivery requirements.

 ARTICLE 7.12  Maintenance of Reporting Status; Supplemental Information .
 So long as any of the Securities are outstanding, the Company shall timely file all reports required to be filed with the Commission pursuant to the Exchange Act. The Company shall not terminate its status as an issuer required to file reports under the Exchange Act, even if the Exchange Act or the rules and regulations thereunder would permit such termination. If at anytime the Company is not subject to the requirements of Section 13 or 15(d) of the Exchange Act, the Company will promptly furnish at its expense, upon request, for the benefit of the holders from time to time of Securities, and prospective purchasers of Securities, information satisfying the information requirements of Rule 144 under the Securities Act.


                        ARTICLE 8.  NEGATIVE COVENANTS

     The Company hereby agrees that after the date hereof for so long as the Note remains outstanding and for the benefit of Purchaser:

 ARTICLE 8.1  Limitations on Debt or Other Liabilities .  Neither the
 Company nor any Subsidiary will create, incur, assume or suffer to exist (at any time after the Closing Date, after giving effect to the application of the proceeds of the issuance of the Securities), without the prior written consent of Purchaser, any Debt except (x) Debt incurred in a Permitted Financing, (y) Debt incurred in connection with equipment leases to which the Company or its Subsidiaries are a party incurred in the ordinary course of business; and (z) Debt incurred in connection with trade accounts payable, imbalances and refunds arising in the ordinary course of business.

 ARTICLE 8.2 Transactions with Affiliates . The Company and each Subsidiary will not, directly or indirectly, pay any funds to or for the account of, make any investment (whether by acquisition or stock or indebtedness, by loan, advance, transfer of property, guarantee or other agreement to pay, purchase or service, directly or indirectly, and Debt, or otherwise) in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect any transaction in connection with any joint enterprise or other joint arrangement with, any Affiliate, except, (1) pursuant to those agreements specifically identified on Schedule 8.2 attached hereto (with a copy of such agreements annexed to such Schedule 8.2) and (2) on terms to the Company or such Subsidiary no less favorable than terms that could be obtained by the Company or such Subsidiary from a Person that is not an Affiliate of the Company upon negotiation at arms' length, as determined in good faith by the Board of Directors of the Company; provided that no determination of the Board of Directors shall be required with respect to any such transactions entered into in the ordinary course of business.

 ARTICLE 8.3 Merger or Consolidation . The Company will not, in a single transaction or a series of related transactions (i) consolidate with or merge with or into any other Person, or (ii) permit any other Person to consolidate with or merge into it, unless the Company shall be the survivor of such merger or consolidation and (x) immediately before and immediately after given effect to such transaction (including any indebtedness incurred or anticipated to be incurred in connection with the transaction), no Default or Event of Default shall have occurred and be continuing; and (y) the Company has delivered to Purchaser an Officer's Certificate stating that such consolidation, merger or transfer complies with this Agreement, and that all conditions precedent in this Agreement relating to such transaction have been satisfied.

 ARTICLE 8.4 Limitation on Asset Sales . Neither the Company nor any Subsidiary will consummate an Asset Sale of material assets of the Company or any Subsidiary without the prior written consent of Purchaser, which consent shall not be unreasonably withheld. As used herein, "Asset Sale" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) or sales of capital stock of a Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purpose of this definition as a "disposition"), including any disposition by means of a merger, consolidation or similar transaction other than a disposition of property or assets at fair market value in the ordinary course of business.

 ARTICLE 8.5 Restrictions on Certain Amendments . Neither the Company nor any Subsidiary will waive any provision of, amend, or suffer to be amended, any provision of such entity's existing Debt, any material contract or agreement previously or hereafter filed by the Company with the Commission as part of its SEC Reports, any Company Corporate Document or Subsidiary Corporate Document if such amendment, in the Company's reasonable judgment, would materially adversely affect Purchaser or the holders of the Securities without the prior written consent of Purchaser.

 ARTICLE 8.6 Limitation on Stock Repurchases . Except as otherwise set forth in the Note and the Warrant, the Company shall not, without the written consent of the Majority Holders, redeem, repurchase or otherwise acquire (whether for cash or in exchange for property or other securities or otherwise) any shares of capital stock of the Company or any Warrant, rights or options to purchase or acquire any such shares.


                       ARTICLE 9.  RESTRICTIVE LEGENDS

 ARTICLE 9.1 Restrictions on Transfer . From and after their respective dates of issuance, none of the Securities shall be transferable except upon the conditions specified in this Article IX, which conditions are intended to ensure compliance with the provisions of the Securities Act in respect of the Transfer of any of such Securities or any interest therein. Purchaser will use its best efforts to cause any proposed transferee of any Securities held by it to agree to take and hold such Securities subject to the provisions and upon the conditions specified in this Article IX.

 ARTICLE 9.2  Legends.   The Note and Warrant shall bear restrictive
 legends in accordance with applicable securities laws. The Conversion Shares, upon resale by the Purchaser pursuant to the Registration Statement, shall be freely tradeable and unrestricted.

 ARTICLE 9.3  Notice of Proposed Transfers .  Prior to any proposed
 Transfer of the Securities (other than a Transfer (i) registered or exempt from registration under the Securities Act, (ii) to an affiliate of a Purchaser which is an "accredited investor" within the meaning of Rule 501(a) under the Securities Act, provided that any such transferee shall agree to be bound by the terms of this Agreement and the Registration Rights Agreement, or (iii) to be made in reliance on Rule 144 under the Securities
 Act), the holder thereof shall give written notice to the Company of such holder's intention to effect such Transfer, setting forth the manner and circumstances of the proposed Transfer, which shall be accompanied by (a) an opinion of counsel reasonably acceptable to the Company, confirming that such transfer does not give rise to a violation of the Securities Act, (B) representation letters in form and substance reasonably satisfactory to the Company to ensure compliance with the provisions of the Securities Act and
 (C) letters in form and substance reasonably satisfactory to the Company from each such transferee stating such transferee's agreement to be bound by the terms of this Agreement and the Registration Rights Agreement. Such proposed Transfer may be effected only if the Company shall have received such notice of transfer, opinion of counsel, representation letters and other letters referred to in the immediately preceding sentence, whereupon the holder of such Securities shall be entitled to Transfer such Securities in accordance with the terms of the notice delivered by the holder to the Company.


             ARTICLE 10.  ADDITIONAL AGREEMENTS AMONG THE PARTIES

 ARTICLE 10.1  Liquidated Damages .

           (a) The Company shall cause its transfer agent to, issue and deliver shares of Common Stock consistent with Section 7.11 hereof within three (3) New York Stock Exchange Trading Days of delivery of Notice of Exercise, (the "Deadline") to Purchaser (or any party receiving Securities by transfer from Purchaser) at the address of Purchaser set forth in the Notice of Exercise. The Company understands that a delay in the issuance of such certificates after the Deadline could result in economic loss to Purchaser.

           (b) Without in any way limiting Purchaser's right to pursue other remedies, including actual damages and/or equitable relief, the Company agrees that if delivery of the Conversion Shares is more than one (1) Business Day after the Deadline the Company shall pay to Purchaser, as liquidated damages and not as a penalty, $500 for each day that the Company fails to deliver such Common Stock. Such cash amount shall be paid to Purchaser upon demand.

 ARTICLE 10.2  Intentionally Omitted .

 ARTICLE 10.3  Intentionally Omitted .

 ARTICLE 10.4 Registration Rights . Upon a Payment Default on the Note, the Warrant Shares and any shares issuable upon conversion of the 2004 6% Debentures into which the Note is exchanged shall have the registration rights set forth in that certain Registration Rights Agreement dated as of November 8, 2002 between the Company and Purchaser.



                    ARTICLE 11.  ADJUSTMENT OF FIXED PRICE

 ARTICLE 11.1 Reorganization . The exercise price of the Warrant (collectively, the "Fixed Price") shall be adjusted, as applicable, as hereafter provided.

 ARTICLE 11.2  Share Reorganization .  If and whenever the Company shall:

           (i) subdivide the outstanding shares of Common Stock into a greater number of shares;

           (ii) consolidate the outstanding shares of Common Stock into a smaller number of shares;

           (iii) issue Common Stock or securities convertible into or exchangeable for shares of Common Stock as a stock dividend to all or substantially all the holders of Common Stock; or

           (iv) make a distribution on the outstanding Common Stock to all or substantially all the holders of Common Stock payable in Common Stock or securities convertible into or exchangeable for Common Stock;

 any of such events being herein called a "Share Reorganization," then in each such case the applicable Fixed Price shall be adjusted, effective immediately after the record date at which the holders of Common Stock are determined for the purposes of the Share Reorganization or, if no record date is fixed, the effective date of the Share Reorganization, by multiplying the applicable Fixed Price in effect on such record or effective date, as the case may be, by a fraction of which:

           (i) the numerator shall be the number of shares of Common Stock outstanding on such record or effective date (without giving effect to the transaction); and

           (II) the denominator shall be the number of shares of Common Stock outstanding after giving effect to such Share Reorganization, including, in the case of a distribution of securities convertible into or exchangeable for shares of Common Stock, the number of shares of Common Stock that would have been outstanding if such securities had been converted into or exchanged for Common Stock on such record or effective date.

 ARTICLE 11.3  Capital Reorganization .  If and whenever there shall occur:

           (i) a reclassification or redesignation of the shares of Common Stock or any change of the shares of Common Stock into other shares, other than in a Share Reorganization;

           (ii) a consolidation, merger or amalgamation of the Company with, or into another body corporate; or

           (iii) the transfer of all or substantially all of the assets of the Company to another body corporate;

(any such event being herein called a "Capital Reorganization"), then in each such case the holder who exercises the right to convert Note after the effective date of such Capital Reorganization shall be entitled to receive and shall accept, upon the exercise of such right, in lieu of the number of shares of Common Stock to which such holder was theretofore entitled upon the exercise of the conversion privilege, the aggregate number of shares or other securities or property of the Company or of the body corporate resulting from such Capital Reorganization that such holder would have been entitled to receive as a result of such Capital Reorganization if, on the effective date thereof, such holders had been the holder of the number of shares of Common Stock to which such holder was theretofore entitled upon conversion; provided, however, that no such Capital Reorganization shall be consummated in effect unless all necessary steps shall have been taken so that such holders shall thereafter be entitled to receive such number of shares or other securities of the Company or of the body corporate resulting from such Capital Reorganization, subject to adjustment thereafter in accordance with provisions the same, as nearly as may be possible, as those contained above.

 ARTICLE 11.4 Adjustment Rules . The following rules and procedures shall be applicable to adjustments made in this Article XI:

           (a) no adjustment in the applicable Fixed Price shall be required unless such adjustment would result in a change of at least 1% in the applicable Fixed Price then in effect, provided, however, that any adjustments which, but for the provisions of this clause would otherwise have been required to be made, shall be carried forward and taken into account in any subsequent adjustment;

           (b) if any event occurs of the type contemplated by the adjustment provisions of this Article XI but not expressly provided for by such provisions, the Company will give notice of such event as provided herein, and the Company's board of directors will make an appropriate adjustment in the Fixed Price so that the rights of the holders of the applicable Security shall not be diminished by such event; and

          (c) if a dispute shall at any time arise with respect to any adjustment of the applicable Fixed Price, such dispute shall be conclusively determined by the auditors of the Company or, if they are unable or unwilling to act, by a firm of independent chartered accountants selected by the Directors and any such determination shall be binding upon the Company and Purchaser.

 ARTICLE 11.5 Certificate as to Adjustment . The Company shall from time to time promptly after the occurrence of any event which requires an adjustment in the applicable Fixed Price deliver to Purchaser a certificate specifying the nature of the event requiring the adjustment, the amount of the adjustment necessitated thereby, the applicable Fixed Price after giving effect to such adjustment and setting forth, in reasonable detail, the method of calculation and the facts upon which such calculation is based.

 ARTICLE 11.6 Notice to Holders . If the Company shall fix a record date for:

           (a) any Share Reorganization (other than the subdivision of outstanding Common Stock into a greater number of shares or the consolidation of outstanding Common Stock into a smaller number of shares),

           (b) any Capital Reorganization (other than a reclassification or redesignation of the Common Stock into other shares),

           (c)  Sale Event; or

           (d)  any cash dividend,

 the Company shall, not less than 10 days prior to such record date or, if no record date is fixed, prior to the effective date of such event, give to Purchaser notice of the particulars of the proposed event or the extent that such particulars have been determined at the time of giving the notice.


                        ARTICLE 12.  EVENTS OF DEFAULT

 ARTICLE 12.1  Events of Default.   If one or more of the following events
 (each an "Event of Default") shall have occurred and be continuing:

           (a) failure by the Company to pay or repay when due, all or any part of the principal on the Note (whether by virtue of the agreements specified in this Agreement or the Note);

           (b) failure by the Company to pay (i) within five (5) Business Days of the due date thereof any interest on the Note;

           (c) failure on the part of the Company to observe or perform any covenant contained in Article VIII of this Agreement;

           (d) failure on the part of the Company to observe or perform any covenant or agreement contained in any Transaction Agreement (other than those covered by clauses (a), (b), (c), or (d) above) for 30 days from the date of such occurrence;

           (e) following the 152nd day of this Agreement, the trading in the Common Stock shall have been suspended by the Commission, OTC Bulletin Board or any National Market (except for any suspension of trading of limited duration solely to permit dissemination of material information regarding the Company and except if, at the time there is any suspension on any National Market, the Common Stock is then listed and approved for trading on another National Market within ten (10) Trading Days thereof);

           (f) following the 152nd day of this Agreement, the Company shall have its Common Stock delisted from the OTC Bulletin Board or a National Market for at least ten (10) consecutive Trading Days and is unable to obtain a listing on a National Market within such ten (10) Trading Days;

           (g) the Company or, except with regard to the Company's German subsidiary, any Subsidiary has commenced a voluntary case or other proceeding seeking liquidation, winding-up, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency, moratorium or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or has consented to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or has made a general assignment for the benefit of creditors, or has taken any corporate action to authorize any of the foregoing;

           (h) an involuntary case or other proceeding has been commenced against the Company or any Subsidiary seeking liquidation, winding-up, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency, moratorium or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days, or an order for relief has been entered against the Company or any Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

           (i) default in any payment provision or any agreement governing the terms of any Debt of the Company or any Subsidiary (except with respect to the Company's German subsidiary) in excess of $1,000,000, which has not been cured within any applicable period of grace associated therewith;

           (j) judgments or orders for the payment of money which in the aggregate at any one time exceed $1,000,000 and are not covered by insurance have been rendered against the Company or any Subsidiary by a court of competent jurisdiction and such judgments or orders shall continue unsatisfied and unstayed for a period of 60 days; or

           (k) any representation, warranty, certification or statement made by the Company in any Transaction Agreement or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with any Transaction Agreement shall prove to have been untrue in any material respect when made, resulting in a Material Adverse Effect.

 then, and in every such occurrence, Purchaser may, with respect to an Event of Default specified in paragraphs (a) or (b), and the Majority Holders may, with respect to any other Event of Default, by notice to the Company, declare the Note to be, and the Note shall thereon become immediately due and payable; provided that in the case of any of the Events of Default specified in paragraph (j) or (k) above with respect to the Company or any Subsidiary, then, without any notice to the Company or any other act by Purchaser, the entire amount of the Note shall become immediately due and payable, provided, further, if any Event of Default has occurred and is continuing, and irrespective of whether any Note has been declared immediately due and payable hereunder, any Purchaser of Note may proceed to protect and enforce the rights of Purchaser by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise, and provided further, in the case of any Event of Default, the amount declared due and payable on the Note shall be the Formula Price.

 ARTICLE 12.2 Powers and Remedies Cumulative . No right or remedy herein conferred upon or reserved to Purchaser is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy. Every power and remedy given by the Note or by law may be exercised from time to time, and as often as shall be deemed expedient, by Purchaser.


                          ARTICLE 13.  MISCELLANEOUS

 ARTICLE 13.1 Notices . All notices, demands and other communications to any party hereunder shall be in writing (including telecopier or similar writing) and shall be given to such party at its address set forth on the signature pages hereof, or such other address as such party may hereafter specify for the purpose to the other parties. Each such notice, demand or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified on the signature page hereof, (ii) if given by mail, four days after such communication is deposited in the mail with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in or pursuant to this Section.

 ARTICLE 13.2  No Waivers; Amendments .

           (a) No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

           (b) Any provision of this Agreement may be amended, supplemented or waived if, but only if, such amendment, supplement or waiver is in writing and is signed by the Company and the Majority Holders; provided, that without the consent of each holder of any Note affected thereby, an amendment or waiver may not (a) reduce the aggregate principal amount of Note whose holders must consent to an amendment or waiver, (b) reduce the rate or extend the time for payment of interest on any Note, (c) reduce the principal amount of or extend the stated maturity of any Note or (d) make any Note payable in money or property other than as stated in such Note. In determining whether the holders of the requisite principal amount of Note have concurred in any direction, consent, or waiver as provided in any Transaction Agreement, Note which are owned by the Company or any other obligor on or guarantor of the Note, or by any Person Controlling, Controlled by, or under common Control with any of the foregoing, shall be disregarded and deemed not to be outstanding for the purpose of any such determination; and provided further that no such amendment, supplement or waiver which affects the rights of Purchaser and their affiliates otherwise than solely in their capacities as holders of Note shall be effective with respect to them without their prior written consent.

 ARTICLE 13.3  Indemnification .

           (a) The Company agrees to indemnify and hold harmless Purchaser, its Affiliates, and each Person, if any, who controls Purchaser, or any of its Affiliates, within the meaning of the Securities Act or the Exchange Act (each, a "Controlling Person"), and the respective partners, agents, employees, officers and Directors of Purchaser, their Affiliates and any such Controlling Person (each an "Indemnified Party") and collectively, the "Indemnified Parties"), from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation and as incurred, reasonable costs of investigating, preparing or defending any such claim or action, whether or not such Indemnified Party is a party thereto, provided that the Company shall not be obligated to advance such costs to any Indemnified Party other than Purchaser unless it has received from such Indemnified Party an undertaking to repay to the Company the costs so advanced if it should be determined by final judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder with respect to such costs) which may be incurred by such Indemnified Party in connection with any investigative, administrative or judicial proceeding brought or threatened that relates to or arises out of, or is in connection with any activities contemplated by any Transaction Agreement or any other services rendered in connection herewith; provided that the Company will not be responsible for any claims, liabilities, losses, damages or expenses that are determined by final judgment of a court of competent jurisdiction to result from such Indemnified Party's gross negligence, willful misconduct or bad faith.

           (b) If any action shall be brought against an Indemnified Party with respect to which indemnity may be sought against the Company under this Agreement, such Indemnified Party shall promptly notify the Company in writing and the Company, at its option, may, assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party and payment of all reasonable fees and expenses. The failure to so notify the Company shall not affect any obligations the Company may have to such Indemnified Party under this Agreement or otherwise unless the Company is materially adversely affected by such failure. Such Indemnified Party shall have the right to employ separate counsel in such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party, unless (i) the Company has failed to assume the defense and employ counsel or (ii) the named parties to any such action (including any impleaded parties) include such Indemnified Party and the Company, and such Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Company, in which case, if such Indemnified Party notifies the Company in writing that it elects to employ separate counsel at the expense of the Company, the Company shall not have the right to assume the defense of such action or proceeding on behalf of such Indemnified Party, provided, however, that the Company shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be responsible hereunder for the reasonable fees and expenses of more than one such firm of separate counsel, in addition to any local counsel, which counsel shall be designated by Purchaser. The Company shall not be liable for any settlement of any such action effected without the written consent of the Company (which shall not be unreasonably withheld) and the Company agrees to indemnify and hold harmless each Indemnified Party from and against any loss or liability by reason of settlement of any action effected with the consent of the Company. In addition, the Company will not, without the prior written consent of Purchaser, settle or compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened action, claim, suit or proceeding in respect to which indemnification or contribution may be sought hereunder (whether or not any Indemnified Party is a party thereto) unless such settlement, compromise, consent or termination includes an express unconditional release of Purchaser and the other Indemnified Parties, satisfactory in form and substance to Purchaser, from all liability arising out of such action, claim, suit or proceeding.

           (c) If for any reason the foregoing indemnity is unavailable (otherwise than pursuant to the express terms of such indemnity) to an Indemnified Party or insufficient to hold an Indemnified Party harmless, then in lieu of indemnifying such Indemnified Party, the Company shall contribute to the amount paid or payable by such Indemnified Party as a result of such claims, liabilities, losses, damages, or expenses (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and by Purchaser on the other from the transactions contemplated by this Agreement or (ii) if the allocation provided by clause (i) is not permitted under applicable law, in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and Purchaser on the other, but also the relative fault of the Company and Purchaser as well as any other relevant equitable considerations. Notwithstanding the provisions of this Section 13.3, the aggregate contribution of all Indemnified Parties shall not exceed the amount of interest and fees actually received by Purchaser pursuant to this Agreement. It is hereby further agreed that the relative benefits to the Company on the one hand and Purchaser on the other with respect to the transactions contemplated hereby shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of material fact or the omission or alleged omission to state a material fact related to information supplied by the Company or by Purchaser and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

           (d) The indemnification, contribution and expense reimbursement obligations set forth in this Section 13.3 (i) shall be in addition to any liability the Company may have to any Indemnified Party at common law or otherwise; (ii) shall survive the termination of this Agreement and the other Transaction Agreements and the payment in full of the Note and (iii) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of Purchaser or any other Indemnified Party.

 ARTICLE 13.4 Expenses: Documentary Taxes . The Company agrees to pay to Global Capital Advisors, LLC, on the Closing Date, a fee of $12,000.00 (the "Out of Pocket Expense Fee") in full satisfaction of all obligations of the Company to Purchaser and its agents in connection with the negotiation and preparation of the Transaction Agreements, relevant due diligence, and other out of pocket expenses. In addition, the Company agrees to pay any and all stamp, transfer and other similar taxes, assessments or charges payable in connection with the execution and delivery of any Transaction Agreement or the issuance of the Securities to Purchaser, excluding their assigns.

 ARTICLE 13.5 Payment . The Company agrees that, so long as Purchaser shall own any Note purchased by it from the Company hereunder, the Company will make payments to Purchaser of all amounts due thereon by wire transfer by 4:00 P.M. (E.S.T.).

 ARTICLE 13.6 Successors and Assigns . This Agreement shall be binding upon the Company and upon Purchaser and its respective successors and assigns; provided that the Company shall not assign or otherwise transfer its rights or obligations under this Agreement to any other Person without the prior written consent of the Majority Holders. All provisions hereunder purporting to give rights to Purchaser and its affiliates or to holders of Securities are for the express benefit of such Persons and their successors and assigns.

 ARTICLE 13.7 Brokers . Except for the cash fee owed to Colony Park Financial Services, LLC in the amount of $23,000, the Company represents and Warrant that it has not employed any broker, finder, financial advisor or investment banker who would be entitled to any brokerage, finder's or other fee or commission payable by the Company or Purchaser in connection with the sale of the Securities.

 ARTICLE 13.8 Delaware Law; Submission to Jurisdiction; Waiver of Jury Trial; Appointment of Agent . THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE. EACH PARTY HERETO HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR DELAWARE AND OF ANY FEDERAL DISTRICT COURT SITTING IN DELAWARE FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO THE SERVICE
 OF PROCESS IN ANY SUCH PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS SET FORTH HEREIN. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. EACH PARTY WAIVES ITS RIGHT TO A TRIAL BY JURY.

 ARTICLE 13.9 Entire Agreement . This Agreement, the Exhibits or Schedules hereto, which include, but are not limited to the Note and the Warrant, set forth the entire agreement and understanding of the parties relating to the subject matter hereof and supercedes all prior and contemporaneous agreements, negotiations and understandings between the parties, both oral and written relating to the subject matter hereof. The terms and conditions of all Exhibits and Schedules to this Agreement are incorporated herein by this reference and shall constitute part of this Agreement as is fully set forth herein.

 ARTICLE 13.10 Survival; Severability. The representations, warranties, covenants and agreements of the parties hereto shall survive the Closing hereunder. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that such severability shall be ineffective if it materially changes the economic benefit of this Agreement to any party.

 ARTICLE 13.11 Title and Subtitles . The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

 ARTICLE 13.12  Reporting Entity for the Common Stock.   The reporting
 entity relied upon for the determination of the trading price or trading volume of the Common Stock on any given Trading Day for the purposes of this Agreement and all Exhibits shall be Bloomberg, L.P. or any successor thereto. The written mutual consent of the Purchaser and the Company shall be required to employ any other reporting entity.

 ARTICLE 13.13  Publicity.   The Company and the Purchaser shall consult
 with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and no party shall issue any such press release or otherwise make any such public statement without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed, except that no prior consent shall be required if such disclosure is required by law, in which such case the disclosing party shall provide the other parties with prior notice of such public statement. Notwithstanding the foregoing, the Company shall not publicly disclose the name of Purchaser without the prior written consent of Purchaser, except to the extent required by law, in which case the Company shall provide Purchaser with prior written notice of such public disclosure.

                           [signature page follows]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers, as of the date first above written.


                               DIAL-THRU INTERNATIONAL CORPORATION


                               By:    ________________________________
                               Name:  ________________________________
                               Title: ________________________________


                               Address: Dial-Thru International Corporation
                                        17383 Sunset Blvd.
                                        Suite 350
                                        Los Angeles, CA 90272

                                        Telephone:  (310) 566-1700
                                        Fax:  (310) 573-9435




                               GCA STRATEGIC INVESTMENT FUND LIMITED



                               By:    ________________________________
                               Name:  Lewis N. Lester
                               Title: Director

                               Address:  c\o Prime Management
                                         Mechanics Building
                                         12 Church Street
                                         Hamilton, Bermuda HM11

                                         Fax: 441-295-3926
                                         Tel.:   441-295-0329

                                                Securities Purchase Agreement

                              TABLE OF CONTENTS


      ARTICLE I.  DEFINITIONS................................         1
            Section 1.1  Definitions ........................         1
            Section 1.2  Accounting Terms and Determinations.         8

      ARTICLE II.  PURCHASE AND SALE OF SECURITIES...........         8
            Section 2.1  Purchase and Sale of Note ..........         8
            Section 2.2  Purchase Price .....................         8
            Section 2.3  Closing and Mechanics of Payment ...         8

      ARTICLE III.  PAYMENT TERMS OF NOTE....................         9
            Section 3.1  Payment of Principal and Interest;
              Payment Mechanics .............................         9
            Section 3.2  Payment of Interest ................         9
            Section 3.3  Intentionally Omitted ..............         9
            Section 3.4  Mandatory Redemption ...............         9
            Section 3.5  Redemption Procedures ..............         9

      ARTICLE IV.  REPRESENTATIONS AND WARRANTIES............        10
            Section 4.1  Organization and Qualification .....        10
            Section 4.2  Authorization and Execution ........        10
            Section 4.3  Capitalization  ....................        11
            Section 4.4  Governmental Authorization .........        11
            Section 4.5  Issuance of Warrant Shares .........        11
            Section 4.6  No Conflicts .......................        12
            Section 4.7  Financial Information ..............        12
            Section 4.8  Litigation .........................        12
            Section 4.9  Compliance with ERISA and other
              Benefit Plans..................................        13
            Section 4.10  Environmental Matters .............        13
            Section 4.11  Taxes .............................        13
            Section 4.12  Investments, Joint Ventures .......        14
            Section 4.13  Not an Investment Company .........        14
            Section 4.14  Full Disclosure ...................        14
            Section 4.15  No Solicitation; No Integration
              with Other Offerings ..........................        14
            Section 4.16  Permits ...........................        14
            Section 4.17  Leases ............................        15
            Section 4.18  Absence of Any Undisclosed
              Liabilities....................................        15
            Section 4.19  Public Utility Holding Company ....        15
            Section 4.20  Intellectual Property Rights ......        15
            Section 4.21  Insurance .........................        15
            Section 4.22  Title to Properties ...............        15
            Section 4.23  Internal Accounting Controls ......        15
            Section 4.24  Foreign Practices .................        16

      ARTICLE V.  REPRESENTATIONS AND WARRANTIES OF PURCHASER        16
            Section 5.1  Purchaser ..........................        16

      ARTICLE VI.  CONDITIONS PRECEDENT TO PURCHASE OF SECURITIES    17
            Section 6.1  Conditions Precedent to Purchaser's
              Obligations to Purchase .......................        17
            Section 6.2  Conditions to the Company's
              Obligations....................................        19

      ARTICLE VII.  AFFIRMATIVE COVENANTS....................        20
            Section 7.1 Information .........................        20
            Section 7.2 Payment of Obligations ..............        21
            Section 7.3 Maintenance of Property; Insurance ..        21
            Section 7.4 Maintenance of Existence ............        21
            Section 7.5 Compliance with Laws ................        21
            Section 7.6 Inspection of Property, Books and
              Records........................................        21
            Section 7.7 Investment Company Act ..............        22
            Section 7.8 Use of Proceeds .....................        22
            Section 7.9 Compliance with Terms and Conditions
              of Material Contracts .........................        22
            Section 7.10  Reserved Shares and Listings ......        22
            Section 7.11  Transfer Agent Instructions .......        22
            Section 7.12  Maintenance of Reporting Status;
              Supplemental Information ......................        23

      ARTICLE VIII.  NEGATIVE COVENANTS......................        23
            Section 8.1  Limitations on Debt or Other
              Liabilities....................................        23
            Section 8.2  Transactions with Affiliates .......        23
            Section 8.3  Merger or Consolidation ............        23
            Section 8.4  Limitation on Asset Sales ..........        24
            Section 8.5  Restrictions on Certain Amendments..        24
            Section 8.6  Limitation on Stock Repurchases ....        24

      ARTICLE IX.  RESTRICTIVE LEGENDS.......................        24
            Section 9.1  Restrictions on Transfer ...........        24
            Section 9.2  Legends. ...........................        25
            Section 9.3  Notice of Proposed Transfers .......        25

      ARTICLE X.  ADDITIONAL AGREEMENTS AMONG THE PARTIES....        25
            Section 10.1  Liquidated Damages ................        25
            Section 10.2  Intentionally Omitted .............        25
            Section 10.3  Intentionally Omitted .............        26
            Section 10.4  Registration Rights ...............        26

      ARTICLE XI.  ADJUSTMENT OF FIXED PRICE.................        26
            Section 11.1  Reorganization ....................        26
            Section 11.2  Share Reorganization ..............        26
            Section 11.3  Capital Reorganization ............        27
            Section 11.4  Adjustment Rules ..................        27
            Section 11.5  Certificate as to Adjustment ......        28
            Section 11.6  Notice to Holders .................        28

      ARTICLE XII.  EVENTS OF DEFAULT........................        28
            Section 12.1  Events of Default. ................        28
            Section 12.2  Powers and Remedies Cumulative ....        30

      ARTICLE XIII.  MISCELLANEOUS...........................        30
            Section 13.1  Notices ...........................        30
            Section 13.2  No Waivers; Amendments ............        31
            Section 13.3  Indemnification ...................        31
            Section 13.4  Expenses:  Documentary Taxes ......        33
            Section 13.5  Payment ...........................        33
            Section 13.6  Successors and Assigns ............        34
            Section 13.7  Brokers ...........................        34
            Section 13.8  Delaware Law; Submission to
              Jurisdiction; Waiver of Jury Trial; Appointment
              of Agent ......................................        34
            Section 13.9  Entire Agreement...................        34
            Section 13.10 Survival; Severability.............        34
            Section 13.11 Title and Subtitles................        35
            Section 13.12 Reporting Entity for the Common
              Stock..........................................        35
            Section 13.13 Publicity..........................        35

                              LIST OF SCHEDULES

      Schedule 4.3
      Schedule 4.7
      Schedule 4.8
      Schedule 4.11
      Schedule 4.12
      Schedule 4.15
      Schedule 4.17
      Schedule 4.20
      Schedule 4.21
      Schedule 4.22
      Schedule 7.2
      Schedule 7.4
      Schedule 7.8
      Schedule 7.9
      Schedule 8.2

                               LIST OF EXHIBITS

      Exhibit A
      Exhibit C
      Exhibit D
      Exhibit E

                        SECURITIES PURCHASE AGREEMENT


                                 dated as of


                                July 24, 2003


                                by and between


                     Dial-Thru International Corporation
                                as the Issuer,


                                     and


                    GCA Strategic Investment Fund Limited